UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 27, 2020
Date of Report (Date of earliest event reported)

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, MD  21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $ 0.01 per share	SBGI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Litigation with Tribune Media Company

On January 27, 2020, Sinclair Broadcast Group, Inc. (the “Company”) and Nexstar Media Group, Inc. (“Nexstar”) agreed to settle the outstanding lawsuit between the Company and Tribune Media Company (“Tribune”), which Nexstar acquired in September 2019.

The companies will dismiss with prejudice the lawsuit pending in the Delaware Court of Chancery, between the Company and Tribune concerning the terminated Company/Tribune merger, which lawsuit is captioned Tribune Media Company v. Sinclair Broadcast Group, Inc., Case No. 2018-0593-JTL, and will release each other from any current and future claims relating to the terminated merger. Neither party has admitted any liability or wrongdoing in connection with the terminated merger; both parties have settled the lawsuit to avoid the costs, distraction, and uncertainties of continued litigation.

As part of the resolution, the Company has agreed to sell to Nexstar WDKY-TV in the Lexington, KY Designated Market Area (“DMA”), subject to the approval of the Federal Communications Commission. The Company has also sold certain non-license assets associated with KGBT-TV in the Harlingen, Texas DMA, although the Company will continue to operate KGBT-TV as an independent television broadcast station. The Company and Nexstar have also modified an existing agreement regarding carriage of certain of the Company’s digital networks by stations acquired by Nexstar in connection with the Tribune acquisition. Finally, the Company will make a cash payment of approximately $60 million to Nexstar, net of the asset sales purchase price. The Company has adequately reserved for this settlement in 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By: /s/ David R. Bochenek

Name:    David R. Bochenek
Title:    Senior Vice President / Chief Accounting Officer / Corporate Controller
Dated: January 27, 2020